                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                        [LOGO]  BRUNSWICK CORPORATION
              1 N. Field Ct., Lake Forest, Illinois  60045-4811

                                                                  March 19, 1996

Dear Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Brunswick Stockholders to be held on Wednesday, April 24, 1996 at 3:00 P.M. at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois. Brunswick's World Headquarters is on Route 60, just east of the Tri-State Tollway.

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting.

     Therefore, I urge that you MARK, SIGN, DATE and RETURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am looking forward to seeing you at the meeting.

                                           Sincerely,

                                           /s/ Peter Larson

                                           PETER LARSON
                                           Chairman

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of Brunswick Corporation will be held at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois, on Wednesday, April 24, 1996 at 3:00 P.M. for the following purposes:

            (1) To elect Directors,

            (2) To approve the amended and restated 1991 Stock Plan,

            (3) To approve the 1995 Stock Plan for Non-Employee Directors,

            (4) To ratify the appointment of Arthur Andersen LLP as auditors, and

            (5) To consider such other business as may properly come before the meeting.

     Brunswick stockholders of record at the close of business on February 26, 1996 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                       By order of the Board of Directors,

                                       /s/ Dianne M. Yaconetti
                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 19, 1996

                        [LOGO]  BRUNSWICK CORPORATION
              1 N. Field Ct., Lake Forest, Illinois  60045-4811


                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brunswick Corporation (the "Company") which will be voted at the Annual Meeting of Stockholders to be held on April 24, 1996 and at any adjournment thereof. This statement and form of proxy were first mailed to stockholders on or about March 19, 1996. Any stockholder submitting a proxy may revoke it at any time before it is voted. If a stockholder is participating in the Company's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such stockholder will also govern the voting of all shares held for the stockholder's account under those plans, unless contrary instructions are received.

     Only holders of the Company's 98,218,696 shares of Common Stock outstanding as of the close of business on February 26, 1996, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting. Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted for quorum purposes. The broker nonvotes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. At the meeting, five directors are to be elected. The Board of Directors has nominated Peter Harf, Peter N. Larson, Jay W. Lorsch and Kenneth Roman for election as directors to serve for terms expiring at the 1999 Annual Meeting, and until their respective successors shall have been elected and qualified. The Board of Directors has nominated Bernd K. Koken for election as a director to serve for a term expiring at the 1997 Annual Meeting, and until his successor shall have been elected and qualified, at which time he will have reached the mandatory retirement age. Robert N. Rasmus has reached the age for mandatory retirement from the Board of Directors and is not standing for election as a director.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting. None of the directors and nominees are affiliated with the Company except for Peter N. Larson, Chairman and Chief Executive Officer of the Company, and Jack F. Reichert, former Chairman and Chief Executive Officer of the Company.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING

PETER HARF                                                   Director since 1996

Chairman and Chief Executive Officer of Joh. A. Benckiser GmbH, an international consumer products company, since 1988; director of Kimberly-Clark Corporation; age 49

PETER N. LARSON                                              Director since 1995

Chairman and Chief Executive Officer of Brunswick since 1995; Chairman of the Worldwide Consumer and Personal Care Group, Johnson & Johnson, a leading health care company, 1994-1995; Company Group Chairman, Johnson & Johnson, 1991-1994; director of Compaq Computer Corporation; Chairman of the Advertising Education Foundation; member of the Listed Stock Advisory Committee of the New York Stock Exchange; age 56

JAY W. LORSCH                                                Director since 1983

Louis E. Kirstein Professor of Human Relations since 1978, Chairman of Doctoral Programs since 1995, Senior Associate Dean and Chairman of Executive Education Programs 1990-1995, Harvard University Graduate School of Business Administration; age 63

KENNETH ROMAN                                                Director since 1995

Independent Consultant since 1991; Executive Vice President, American Express Company, a major financial services company, 1989-1991; Chairman and Chief Executive Officer of The Ogilvy Group, a leading advertising agency, 1988-1989; Chairman of Ogilvy and Mather Worldwide, 1985-1989; director of Compaq Computer Corporation, IBJ Schroder Bank and Trust Company, and PennCorp Financial Group, Inc.; age 65

NOMINEE FOR ELECTION FOR TERM EXPIRING AT THE 1997 ANNUAL MEETING

BERND K. KOKEN                                               Director since 1988

Chairman of the Board of Abitibi-Price, Inc. ("API"), a producer of newsprint and uncoated groundwood papers and a converter and distributor of papers and other forest products, since 1987; Chairman of the Board and Chief Executive Officer of API 1987-1991; President and Chief

Executive Officer of API 1985-1989; director of Danzer North America, Inc., Bradford Forest Products, Inc. and David R. Webb Co., Inc.; age 69

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

NOLAN D. ARCHIBALD                                           Director since 1995

Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; director of ITT Corporation; age 52

BETTYE MARTIN MUSHAM                                         Director since 1993

President and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1977; age 63

JACK F. REICHERT                                             Director since 1977

Retired; Chairman of the Board and Chief Executive Officer of Brunswick 1983-1995; President of Brunswick 1977-1993 and 1994-1995; director of The Dial Corp.; age 65

ROGER W. SCHIPKE                                             Director since 1993

Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, a consumer products firm, since 1993; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building 1990-1993; director of Legg-Mason, Inc., Oakwood Homes Corporation and The Rouse Company; age 59

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

MICHAEL J. CALLAHAN                                          Director since 1991

Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals, defense systems, machinery and equipment, since 1994; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992-1994; Executive Vice
President -- International Grocery Products of The Quaker Oats Company, an international manufacturer of foods, beverages and pet foods, 1989-1991; age 57

JOHN P. DIESEL                                               Director since 1990

Retired; President of Tenneco Inc., a multi-industry firm with major operations and interests in oil, natural gas pipelines, construction and farm equipment, automotive components, chemicals, shipbuilding, packaging, agriculture and land management, 1979-1988; director of Aluminum Company of America, Financial Institutions Insurance Group, and Telepad Inc.; age 69

GEORGE D. KENNEDY                                            Director since 1979

Retired; Chairman of the Board of Mallinckrodt Group Inc. ("Mallinckrodt"), a producer of medical products, specialty chemicals, products for animal health and nutrition, and animal feed supplements, 1986-1994; Chairman of the Board and Chief Executive Officer of Mallinckrodt 1986-1991; director of American National Can Co., Illinois Tool Works, Inc., Kemper National Insurance Co., Scotsman Industries, Inc. and Stone Container Corp.; age 69

COMMITTEES AND MEETINGS

     The Board of Directors met eleven times during 1995. The Board of Directors has Executive, Audit, Compensation and Corporate Governance Committees. None of the members of these committees are affiliated with the Company except for Mr. Larson, who is Chairman of the Executive Committee.

     Members of the Executive Committee are Messrs. Larson (Chairman), Kennedy, Koken and Lorsch.

     Members of the Audit Committee are Messrs. Kennedy (Chairman), Callahan and Rasmus and Ms. Martin Musham.

     Members of the Compensation Committee are Messrs. Koken (Chairman), Diesel, Lorsch and Schipke.

     Members of the Corporate Governance Committee are Messrs. Lorsch (Chairman), Callahan and Rasmus and Ms. Martin Musham.

     The Audit Committee met five times during 1995. The Audit Committee is responsible for assuring that, in all material respects, management shall cause the Company's financial statements to comply with applicable laws and regulations and to make fair and accurate disclosure of the Company's financial position and its results of operations. The Audit Committee meets from time to time with the Company's financial officers and employees, internal auditors and independent public accountants to review the Company's financial statements and reporting practices, the system of internal accounting controls, and the scope, results and fees associated with services performed by the independent public accountants.

     The Compensation Committee met ten times during 1995. The Compensation Committee administers the CEO Incentive Plan, Brunswick Performance Plan, Strategic Incentive Plan, 1991 Stock Plan, 1994 Stock Option Plan for Non-Employee Directors, 1995 Stock Plan for Non-Employee Directors and Supplemental Pension Plan. The Compensation Committee, from time to time, also recommends to the Board of Directors compensation of the Chairman and Chief Executive Officer and other officers of the Company, and compensation for members of the Board of Directors and its committees except the Compensation Committee.

     The Corporate Governance Committee met seven times during 1995. The Corporate Governance Committee recommends to the Board of Directors nominees for directors of the

Company to be elected by the stockholders and evaluates the performance of the Board of Directors and its members. The Corporate Governance Committee also recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and considers and makes recommendations to the Board with regard to increases and decreases in the size of the Board. The Corporate Governance Committee will consider nominees recommended by stockholders for submission to the Board of Directors. Stockholders wishing to recommend nominees should send such recommendations to the Secretary of the Company.

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition the By-laws provide a procedure for stockholder nominations. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The notice of nomination shall set forth certain information concerning such stockholder and the stockholder's nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

     Directors who are not officers are entitled to an annual fee of $25,000 and $1,500 for each Board and Committee meeting attended. The Chairmen of the Audit, Compensation and Corporate Governance Committees each receive an additional $5,000 per annum. If the 1995 Stock Plan for Non-Employee Directors (the "1995 Plan") is approved at this meeting, such annual fees and committee chair fees will be paid in Common Stock of the Company, receipt of which may be deferred until after retirement from the Board. If the 1995 Plan is approved, directors will also be able to elect to be paid in Common Stock for such meeting fees and to defer receipt of such Common Stock until after retirement. If the 1995 Plan is approved by stockholders, new non-employee directors will receive an award of Common Stock which has a value equal to the annual fee at the time they are first elected to the Board. See the proposal on page 30 to approve the 1995 Stock Plan for Non-Employee Directors.

     Pursuant to the 1994 Stock Option Plan for Non-Employee Directors, non-employee directors at the time of each Annual Meeting of Stockholders of the Company receive options to purchase a number of shares of Common Stock such that the options will have a value of $25,000 using the Black-Scholes pricing model with specified assumptions. Each non-employee director received an option to purchase 3,100 shares at $21 per share at the time of the 1995 Annual Meeting pursuant to this Plan. The exercise price of the options is 100% of the fair market value of the Common Stock on the date of the award. The options become fully exercisable six months after the date of the award and may be exercised at any time thereafter until the tenth anniversary of the date of the award.

     If the 1995 Plan is approved by stockholders, the non-employee directors who were elected prior to July 25, 1995 and retire after satisfying specified age and service requirements will have the July 25, 1995 present value of their accrued benefits at retirement under the terminated non-employee directors' pension plan converted into Common Stock. Directors who retire before satisfying the specified age and service requirements will have the July 25, 1995, present value of a reduced benefit converted into Common Stock. If the 1995 Plan is not approved, non-employee directors will be paid in cash for the present value of their accrued and vested pension benefits.

     In the event of a change in control of the Company (as defined on page 21), the Company will be obligated to continue to provide to retired directors insurance and benefit programs equivalent to those provided at the time of the change in control of the Company.

                                  STOCKHOLDERS

     As of February 15, 1996, each director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                 Number of Shares                            Percent
             Name of Individual                 Beneficially Owned                             of
            or Persons in Group               as of February 29, 1996                         Class
------------------------------------------------------------------------------------------------------------
Nolan D. Archibald                                       1,315(2)                              *
Michael J. Callahan                                     16,619(1)(2)                           *
John P. Diesel                                          20,199(1)(2)                           *
Peter Harf                                              21,015(2)                              *
George D. Kennedy                                       25,279(1)(2)                           *
Bernd K. Koken                                          21,781(1)(2)                           *
Peter N. Larson                                        223,744(4)                              *
Jay W. Lorsch                                           23,605(1)(2)                           *
Bettye Martin Musham                                    15,418(1)(2)                           *
Robert N. Rasmus                                        30,422(1)(2)                           *
Jack F. Reichert                                       689,786(2)(3)(5)                        *
Kenneth Roman                                            6,315(2)                              *
Roger W. Schipke                                        17,971(1)(2)                           *
David D. Jones                                          78,593(3)                              *
William J. Barrington                                   66,341(3)                              *
Robert C. Steinway                                      28,625(3)                              *
Jim W. Dawson                                           63,370(3)                              *
All directors and executive officers as
  group                                              1,734,689(1)(2)(3)(4)(5)                  1.8%

  * Less than 1%

(1) Includes 5,600 shares of common stock for each of these directors issuable pursuant to currently exercisable stock options.

(2) Includes the following shares of stock issued for the directors under the 1995 Stock Plan for Non-Employee Directors, subject to stockholder approval, receipt of which has been deferred: Messrs. Archibald 1,315 shares, Callahan 8,578 shares, Diesel 11,885 shares, Harf 1,015 shares, Kennedy 13,141 shares, Koken 12,244 shares, Lorsch 12,696 shares, Rasmus 12,754 shares, Reichert 487 shares, Roman 1,315 shares, and Schipke 8,871 shares, and Ms. Martin Musham 7,818 shares.

(3) Includes the following shares of restricted stock: Messrs. Jones 17,000 shares, Barrington 13,500 shares, Steinway 8,000 shares, Dawson 14,200 shares, and all executive officers as a group 154,802 shares. Also includes the following shares of common stock issuable pursuant to currently exercisable stock options: Messrs. Reichert 126,450 shares, Jones 30,100 shares, Barrington 26,200 shares, Steinway 14,400 shares, Dawson 25,520 shares, and all executive officers as a group 358,420 shares.

(4) Includes 192,942 shares of common stock and 30,802 shares of restricted stock, receipt of which has been deferred.

(5) Includes 79,600 shares held by the Jack F. Reichert Foundation for which Mr. Reichert has shared dispositive power and shared voting power.

     The only stockholder known to the Company to own beneficially more than 5% of the outstanding voting securities of the Company is:


                                                                                   Shares
                                                                                   Beneficially
                                                                                   Owned as of          Percent
                                 Name and Address of                               December 31,         of
Title of Class                   Beneficial Owner                                  1995                 Class
------------------------------------------------------------------------------------------------------------------
Common Stock                     Sanford C. Bernstein & Co., Inc.                   9,113,360(1)         9.3%
                                 One State Street Plaza
                                 New York, NY 10004

--------------------------------------------------------------------------------

(1) Sanford C. Bernstein & Co., Inc. has sole voting power for 4,829,627 of these shares, shared voting power for 1,016,716 of these shares and sole dispositive power for all of these shares.

     In addition, Bankmont Financial Corp., 111 West Monroe Street, Chicago, IL 60690, has reported beneficial ownership as of December 31, 1995 of 5,333,616 shares of Common Stock of the Company, representing 5.4% of the outstanding shares, with sole voting power as to all of these shares, sole dispositive power as to 5,330,216 shares, and shared dispositive power as to 800 shares. Bankmont Financial Corp. is the parent holding company of Harris Bankcorp, Inc. These shares include 5,314,812 shares held by Harris Trust and Savings Bank as Trustee of the Brunswick Employee Stock Ownership Plan, of which 2,174,267 shares have been allocated to participants' accounts. The Trustee votes these allocated and unallocated shares in accordance with instructions received from the participants.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during 1995, except that one purchase by Ms. Martin Musham was inadvertently reported late.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee Directors who are responsible for administering all compensation plans in which the Chairman and Chief Executive Officer and the Senior Executives of the Company participate. For 1995, "Senior Executives" include all Division Presidents and all Senior Corporate Executives in the Company.

EXECUTIVE COMPENSATION PLANS

     We welcome the opportunity to share with our stockholders the details of our executive compensation plans and the philosophy which has been followed in developing these plans.

     The purpose of the plans is to attract and retain outstanding key employees, to encourage an ownership commitment by those employees through grants of stock and/or options, to recognize past performance and to motivate employees by providing incentives for the successful implementation of the Company's strategic thrusts.

     The plans have been designed to place a significant amount of compensation at risk by first setting annual base salaries at levels generally in the third quartile of the marketplace for similar positions. Available information on the compensation practices of manufacturing companies with revenues similar to the total Company or the appropriate business unit is used for the purpose of reviewing and establishing salary levels. In addition, similar survey data regarding manufacturers of durable goods and other products is reviewed and compared to data developed internally. Because of their smaller size, the companies included in the peer group index on page 15 are not included in the list of comparable companies for the determination of salary ranges for the Senior Corporate Executives. For 1995, the total compensation package of each Senior Executive was developed by including an annual award of stock and stock options as well as opportunities for annual and three-year cash incentives.

     During 1995 the Company challenged its Senior Executives by providing opportunities for annual and three-year cash incentives which could be earned based upon the performance of the Company and/or its businesses. Various performance goals, assigned to maintain an atmosphere of continuous improvement and growth for the future, were defined in terms of financial results of the Company or the individual business unit, improvements in quality, achievements of targets to improve service to our customers, management development efforts, market share increases or other assigned measurements.

     Participation in the plans varied based upon the levels of responsibility of the Senior Executive and management employees of the Company and its business units. In this way, a greater opportunity for incentive compensation is provided for those employees whose responsibilities are deemed to have the largest impact on the long-term success of the Company. In its administration of the plans the Committee may, from time to time, use judgment and discretion.

     The Company feels strongly that stock and/or stock options are an integral part of a Senior Executive's total annual compensation package. It has long been the belief of the Company that Senior Executives who own significant amounts of Company stock are more inclined to focus on its long-term growth, make decisions which are in the best interests of all shareholders and contribute to higher levels of shareholder value.

     The Company has a formal policy regarding Stock Ownership and Options in Play Guidelines. Under the Guidelines, as approved by the Compensation Committee, Senior Executives of the Company are expected to own specific minimum amounts of Company stock depending upon their position, calculated as a multiple of their base salaries, and ranging from 5 times annual salary for the Chairman and Chief Executive Officer to 2-3 times for Senior Executives. In the case of a new hire or promotion to a Senior Executive level, the individual will be expected to reach the targeted amount required under the policy within specified periods of time.

     For 1995, the executive compensation plans included incentives for short and long-term performance, as described below:

     The Brunswick Performance Plan is an annual bonus plan which in 1995 provided opportunities for cash bonuses to be earned by Senior Executives and other employees of the Company. Under the Plan, bonus pools were generated based upon the achievement of specified annual financial targets and written objectives which were reviewed by the Committee. For 1995, 70% of the bonus was based on pre-tax earnings goals, 10% was based on cash flow targets and the remaining 20% was based on clearly established, generally non-financial objectives central to the continued strength of the business. Except for extraordinary performance, awards under this Plan for Senior Executives ranged from zero to 60% of their base salaries in effect at the beginning of the Plan year. Bonuses earned by Senior Executives under the Plan for 1995 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals.

     Effective with the 1996 Plan year, Senior Executives will have an opportunity to earn from zero to 100% of their base salaries in effect at the beginning of the year. In addition, for certain of the Senior Executives, the bonus earned may be paid up to 50% in Brunswick stock and 50% in cash if he or she has not met the Stock Ownership and Options in Play Guidelines as described above. If the guidelines have been met, the payment form is at the election of the Senior Executive. Any stock payment may be deferred at the Senior Executive's election.

     For the three-year performance periods which included 1995, the Strategic Incentive Plan had been a long-term bonus plan providing for cash bonuses. Participation includes all Senior Executives and various key management employees who may have a significant impact on the achievement of the Company's strategic goals. The purpose of the Plan is to provide an incentive for the successful implementation of the Company's strategic plan by defining the contribution necessary from each business unit to achieve the plan. Through 1995, specific written goals to be completed during the three-year performance period of the Plan were submitted to the Compensation Committee. These included, among others, goals related to sales volume, profitability levels, opportunities for growth, global expansion, employee development, improvements in quality and customer satisfaction, market share gains, the generation of cash and cost reduction measures. The goals were specific to each operating unit and in some cases to a specific market, such as international, serviced by the operating unit. Amounts earned under the Plan have been based upon the percentage of the assigned strategic goals which were achieved multiplied by the maximum bonus which could have been paid to each participant as determined at the beginning of the performance period. Bonuses for Division Presidents for the 1993-95 performance period were determined by measuring the level of achievement of goals assigned to their individual business units. Senior Corporate Executives earned bonuses based upon the weighted percentage of the total of all assigned goals achieved multiplied by their maximum potential bonus as determined at the beginning of the performance period. Bonuses for all Senior Executives are approved by the Compensation Committee. Actual bonuses paid under this Plan to a Senior Executive at the end of the three-year performance period ranged from zero to 75% of the individual Senior Executive's base salary in effect at the beginning of the performance period. Approximately 140 employees have been designated as participants in the Plan for the 1995-97 performance period.

     The performance period for the Plan beginning January 1, 1996 will be two years. The goals for the 1996-1997 performance period are specified financial targets. Bonuses for Senior Executives under the Plan will be based upon a combination of Division performance and overall Company performance. Senior Executives may earn from zero to 100% of base salary or zero to 75% of base salary in effect at the beginning of the performance period depending upon their position. From 75% to 100% of the maximum award will be denominated in stock units at the beginning of the performance period using the January 2, 1996 closing price of the Company's common stock. Similar to the annual bonus plan, the final payout will be made in common stock for those Senior Executives who have not reached the Stock Ownership Guidelines. Any stock payments may be deferred.

     Under the terms of the 1991 Stock Plan, shares of restricted stock and/or stock options have been granted to Senior Executives and certain management employees. In determining awards of restricted stock and stock options for an individual Senior Executive, the Committee began with a dollar amount equal to a range of 50% to 70% of the Senior Executives' annual salary. At the time of this calculation, restricted shares were valued at their then fair market value and, for purposes of this calculation, stock options were valued at one-third of the then current market price of the shares. An assessment of the performance of each individual Senior Executive was completed, after which a final award, expressed as a percentage of salary, was determined. The size of previous awards of stock or stock options made to a Senior Executive was not considered in the final determination. The number of shares of restricted stock and options granted was then determined (using a ratio of approximately one-third in restricted stock and two-thirds in options). All awards of restricted stock and stock options granted to 17 Senior Executives were approved by the Compensation Committee.

     For the shares of restricted stock granted in 1995, restrictions will lapse in five years or earlier in the case of normal retirement. Options granted in 1995 had an exercise price equal to the market value of the stock on the date of grant, will vest over three years and will expire ten years after the date of grant. The value to the participant of each stock option will depend upon the extent to which the market value of the stock increases over the exercise price. Grants of restricted stock were limited to Senior Executives. In 1995, 377 employees received options under the Plan.

     Beginning in 1996, Senior Executives will no longer be awarded annual grants of restricted stock. Instead, in order to align their interests more closely to those of the Company's shareholders, Senior Executives will be awarded grants of options to purchase stock with values up to 100% of their base salary as determined using a Black Scholes pricing model for the stock. The exercise price will be 100% of the fair market value of the Company's stock at the time of grant. Options will fully vest three years from the date of grant; however, vesting may be accelerated based upon the achievement of specific thresholds for earnings per share or stock price.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Larson joined the Company on April 1, 1995 as Chief Executive Officer. On October 1, 1995 he also was elected Chairman of the Board. The compensation package provided to Mr. Larson for 1995 and as included in an Employment Agreement between Mr. Larson and the Company was developed with the assistance of an outside firm with expertise in the area of executive compensation in consultation with the Compensation Committee of the Board of Directors.

     Under the terms of the Employment Agreement the annual base salary for Mr. Larson has been set at $800,000. His performance is to be reviewed annually by the Board, taking into account such financial and non-financial factors as the Board determines to be pertinent. Approximately six months through each annual performance cycle, the Board shall review Mr. Larson's performance, with the interim review focusing primarily on non-financial factors.

     Mr. Larson participates in an annual bonus plan which provides for a maximum of 200% of his annual salary based upon the achievement of goals established by the Board. Payment of this bonus shall be made one-half in fully vested shares of the Company's common stock and the remainder in cash. Under the terms of his Employment Agreement, he was entitled to a minimum bonus for 1995 with a value of not less than $800,000, a portion of which could be paid in

Company stock, with the opportunity for an increased bonus based upon performance. After considering Mr. Larson's accomplishments since his election as Chief Executive Officer, the Committee recommended, and the Board of Directors approved, a bonus of $960,000 for 1995, all of which was paid in stock at Mr. Larson's request and deferred.

     Mr. Larson may earn Long Term Incentive Share Awards for the three-year period beginning January 1, 1996 and for subsequent three-year periods beginning immediately after the end of the prior period which have a value equal to 225% to 300% of his annual salary at the beginning of each three-year period depending on the achievement of performance goals, which will be established by the Board in consultation with Mr. Larson. All earned amounts will be paid in the Company's common stock and may be deferred according to the terms of his Agreement. For 1995, Mr. Larson's Employment Agreement provides that he was entitled to receive shares of the Company's common stock with a market value of not less than $600,000 with the opportunity for additional shares based upon performance. Again in recognition of his performance, the Committee recommended, and the Board of Directors approved, an award of stock equal to $720,000, all of which has been deferred.

     As part of his Employment Agreement, Mr. Larson was awarded certain one-time payments to compensate him for the forfeiture of compensation and other employee benefits to which he had been entitled at his former employer. These awards included 149,079 shares of the Company's common stock which have been fully vested and deferred until Mr. Larson's termination of employment, and an award of non-qualified options to purchase 500,000 shares of the Company's common stock at $20.125, the fair market value on the Effective Date of his Employment Agreement. Two hundred thousand of the options will vest over the first three anniversaries of the Effective Date of his Employment Agreement and the remaining 300,000 options will vest upon the attainment of specified earnings per share targets or stock price thresholds or at the end of the third year of the Effective Date of the Agreement, whichever is sooner.

COMPENSATION OF THE RETIRED CHAIRMAN

     The 1995 compensation of Mr. Reichert, retired Chairman of the Company, consisted of two components: cash, which included his base salary and a bonus earned under the terms of the CEO Incentive Plan, and stock through grants of restricted stock and stock options awarded under the 1991 Stock Plan.

     Mr. Reichert's total compensation package contained both fixed and variable components. The fixed portion of his compensation was comprised of his base salary and the value of restricted stock awarded. This portion represented approximately 47% of his total compensation in 1995. The balance was variable and included payments earned under the CEO Incentive Plan, any appreciation in the value of restricted stock during the restricted period, and the value of the stock options granted to him during the year.

     The Board of Directors reviewed Mr. Reichert's performance on a semi-annual basis. Each performance evaluation included a review of the status of his achievement under the CEO

Incentive Plan (described below) against assigned goals and an assessment of the state of the Company and its performance.

     On an annual basis the Committee reviewed Mr. Reichert's compensation and established recommendations regarding any changes to his base salary. These recommendations were made to the Board of Directors after considering a number of factors, including available market data and the Committee's assessment of Company performance as compared with its competitors, economic conditions and industry environment. In December, 1994, the Committee discussed the history of Mr. Reichert's compensation including his annual base salary, bonuses paid, and restricted stock and stock options granted and recommended, and the Board of Directors approved, an increase in Mr. Reichert's annual base salary to $800,000 effective January 2, 1995.

     The CEO Incentive Plan, a cash bonus plan, provided a format for the assignment of specific goals for Mr. Reichert which were designed to create and enhance shareholder value. The Compensation Committee, in conjunction with Mr. Reichert, developed these goals which included various strategic initiatives to be achieved at specified times and which reflected the vision of the Chairman as regularly reviewed and approved by the full Board of Directors. Mr. Reichert did not participate in either the Brunswick Performance Plan or the Strategic Incentive Plan. Instead, he had opportunities to earn from zero to 200% of his salary annually under the CEO Incentive Plan, based upon the Committee's assessment of his performance against the goals assigned and other factors.

     For 1995, the Committee recommended, based upon its assessment of the level of Mr. Reichert's achievement of his assigned goals, and the Board of Directors approved a bonus of $600,000 under the Plan. In its deliberations, the Committee considered all of the goals which had been assigned to him for 1995, the improvement in the financial results of the Company, and the duration of time that Mr. Reichert had served as Chief Executive Officer and then as Chairman of the Board of the Company. The bonus earned was then prorated to September 30, the date of Mr. Reichert's retirement. The most significant of the goals achieved by Mr. Reichert were:

     (i) Leadership of the Company until successful completion of the succession process, with a focus on:

         (a) maintaining the momentum in earnings;
         (b) continuing implementation of the strategies in place; and
         (c) preservation of the culture and values of the Company.

     (ii)  Assistance in the search for a new Chief Executive Officer.

     (iii) The completion of a successful transition once his successor was identified.

     Under the 1991 Stock Plan, Mr. Reichert could receive grants of restricted stock and/or stock options. The terms of his Employment Agreement with the Company entitled Mr. Reichert to an annual, non-performance based grant of restricted stock with a minimum value equivalent to 75% of his salary. In accordance with those terms, in January, 1995, a grant of restricted shares was made to Mr. Reichert which had a value equal to 75% of his salary. In addition, in February, 1995, in recognition of the significant increase in operating earnings from 1993 to 1994, the Compensation Committee also awarded Mr. Reichert an option to purchase 25,000 shares of the Company's common stock at its then current fair market value. Upon his retirement on September 30, 1995 he was awarded under the terms of his Employment Agreement a cash payment of $450,000 in lieu of an additional grant of stock prorated to the date of his retirement.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Company has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 ("the Act"), which established a million dollar tax deduction limitation in August, 1993 for the taxable years beginning on or after January 1, 1994. The limitation applies to compensation in excess of $1 million paid to any executive who is employed by the Company on December 31 and named in the summary compensation table, with certain exceptions including an exception for compensation based upon objective performance measurements which are administered by a committee of outside directors and approved by stockholders.

     After a detailed review of the provisions of the Act as they pertain to the Plans currently in effect in the Company, the Committee has determined the following:

     (i) As specified in the regulations, in order for compensation attributable to the exercise of stock options to remain deductible, the 1991 Stock Plan is being amended and shareholder approval is being sought to include a limitation on the number of options which may be granted to any one participant;

     (ii) The Company does not currently intend to qualify the Brunswick Performance Plan for an exception to the deduction limitation of such compensation resulting from payments made under the Plan. The Chairman and Chief Executive Officer does not participate in this Plan; and

     (iii) The Company does not intend to submit the Strategic Incentive Plan to shareholders for approval in order to qualify the payments as performance-based compensation. For 1995, bonus payments under the Plan were earned by the accomplishment of strategic goals, the assessment of which are partly judgmental rather than being solely formula driven. Beginning in 1996, specific financial targets will be set. Because the goals set under the Plan are often competitively or strategically sensitive, the Company does not currently believe it appropriate to attempt to satisfy the requirements for an exception to the deduction limitation. The Chairman and Chief Executive Officer of the Company does not participate in the Strategic Incentive Plan.

     The Company and the Committee will continue to monitor the impact of these Plans with respect to the deduction limitation.

     Submitted by Members of the Compensation Committee of the Board of Directors,

        B. K. Koken, Chairman
        J. P. Diesel
        J. W. Lorsch
        R. W. Schipke

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG BRUNSWICK, S&P 500 INDEX AND PEER GROUP

     MEASUREMENT PERIOD                                        S&P 500
   (FISCAL YEAR COVERED)        BRUNSWICK      PEER GROUP       INDEX
1990                                    100            100            100
1991                                  160.1          130.0          130.5
1992                                  193.0          150.4          140.4
1993                                  219.3          189.3          154.6
1994                                  235.4          170.5          156.6
1995                                  306.3          221.7          215.4

Basis of comparison is a $100 investment at December 31, 1990 in each of Brunswick, the S&P 500 Index and a peer group of three recreation manufacturing companies (Outboard Marine Corporation, Anthony Industries, Inc. and Johnson Worldwide Associates, Inc.) weighted by the beginning of the year market value of each company. All dividends are reinvested.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Chief Executive Officer, the retired Chief Executive Officer and each of the four other most highly paid executive officers for each of the last three years.

                                                                                   Long-Term
                                                                                 Compensation
                                        Annual Compensation           -----------------------------------
                                  --------------------------------            Awards             Payouts
                                                           Other      -----------------------   ---------
                                                           Annual     Restricted   Securities   Long-Term   All Other
                                                          Compen-       Stock      Underlying   Incentive    Compen-
      Name/Position        Year    Salary      Bonus       sation      Award(4)    Options(#)    Payouts    sation(6)
----------------------------------------------------------------------------------------------------------------------
Peter N. Larson/Chairman   1995   $600,000   $  983,721   $116,505(3)  $720,000      500,000(5)        0    $3,000,215
and Chief Executive
Officer(1)
----------------------------------------------------------------------------------------------------------------------
Jack F. Reichert/Chairman  1995   $596,164   $  600,000   $23,079      $551,263       25,000           0    $  624,520
and Chief Executive        1994    735,000    1,000,000     7,281       551,254       25,000           0        69,787
Officer(1)                 1993    717,644      700,000    62,964       268,494       48,450           0        71,247
----------------------------------------------------------------------------------------------------------------------
David D. Jones/President,  1995   $402,877   $  233,600   $ 1,809      $132,125       14,000    $207,800    $   41,287
Mercury Marine Division    1994    338,384      250,000     1,195        90,625       10,000     200,000        21,445
                           1993    316,041       80,000     1,089        83,125       10,000           0        20,330
----------------------------------------------------------------------------------------------------------------------
William J. Barrington/     1995   $334,849   $  192,000   $ 2,678      $ 94,375       10,000    $213,750    $   67,296
President, Sea Ray         1994    313,699      180,000       901        72,500        8,000     185,000        32,182
Division                   1993    300,000       45,000       530        74,812        9,000           0        27,670
----------------------------------------------------------------------------------------------------------------------
Robert C. Steinway/        1995   $261,178   $  144,000   $   209      $ 94,375       10,000    $212,000    $   48,338
President, US Marine       1994    198,918      125,000       901        64,500        5,000      80,000        32,076
Division(2)
----------------------------------------------------------------------------------------------------------------------
Jim W. Dawson/President,   1995   $262,301   $  131,300   $   278      $ 98,150       10,400    $156,750    $   42,123
Zebco Division             1994    236,301      110,000     1,197        81,562        9,000     150,000        19,368
                           1993    220,781       60,000     1,091        74,812        9,000           0        18,486
----------------------------------------------------------------------------------------------------------------------

(1) Mr. Larson has been Chief Executive Officer since April 1995 and Chairman since October 1995. Mr. Reichert was Chief Executive Officer until April 1995 and Chairman until October 1995.

(2) Mr. Steinway first became an executive officer in 1994.

(3) Includes $80,715 for use of the Company's aircraft for relocation and authorized non-corporate uses.

(4) The amounts shown in this column are the value of the restricted shares as of the date of grant. The total number and value of restricted stock holdings as of December 31, 1995 for the named officers are as follows:
     Messrs. Jones 19,250 shares, $462,000; Barrington 15,625 shares, $375,000; Steinway 9,250 shares, $222,000 and Dawson 16,200 shares, $388,800. Mr. Larson did not hold any restricted stock at December 31, 1995; he received an award of 30,802 restricted shares with a value of $720,000 in February 1996 based on the Company's 1995 performance, which shares will become fully vested on April 1, 1998, and receipt of these shares is deferred until retirement. Dividends are paid quarterly on all shares of restricted stock.

(5) The options to purchase 500,000 shares of Common Stock are part of Mr. Larson's initial employment agreement.

(6) All Other Compensation for 1995 for the named officers is comprised of the following: (i) Mr. Larson's amount represents the value of the 149,079 shares of Common Stock awarded to Mr. Larson to compensate him for the restricted stock he forfeited at his former employer; (ii) $450,000 of Mr. Reichert's amount represents a cash payment in lieu of a restricted stock award in connection with his retirement, $95,387 represents payment at retirement for unused vacation, and $9,135 represents the difference between the amount Mr. Reichert paid for a Company car he purchased when he retired and the fair market value of the car; (iii) Company contributions to the Brunswick Retirement Savings Plan for Messrs. Reichert $2,772; Jones $2,772; Barrington $2,000; Steinway $2,772; and Dawson $2,382; (iv) Company contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Jones $510; Barrington $628; Steinway $491 and Dawson $628; (v) Company contributions for the Sea Ray Employees' Stock Ownership and Profit Sharing Plan and Supplemental Profit Sharing Plan for Mr. Barrington of $47,382;
    (vi) Company contributions for the Bayliner Profit Sharing Plan and Supplemental Profit Sharing Plan for Mr. Steinway of $26,662; and (vii) the term life portion of the premiums plus the present value of the remaining premiums paid for the benefit of the named executives, measuring such value by assuming an interest free loan to the named executives until the Company is reimbursed for such remaining premiums: Messrs. Reichert $67,226, Jones $38,005, Barrington $17,286; Steinway $18,413 and Dawson $39,113.

                             OPTION GRANTS IN 1995

                                          Individual Grants(1)
                           -----------------------------------------------            Potential Realizable
                           Number of   % of Total                                    Value at Assumed Annual
                           Securities  Options                                        Rates of Stock Price
                           Underlying  Granted to                                 Appreciation for Option Term
                           Options     Employees     Exercise   Expiration   -------------------------------------
Name                       Granted     in 1995(4)    Price      Date         0%          5%              10%
------------------------------------------------------------------------------------------------------------------
Peter N. Larson(2).......   500,000      35.82%      $20.125        4/1/05    0        $6,328,252      $16,037,033
Jack F. Reichert(3)......    25,000       1.79%      $19.875        2/7/05    0           312,482          791,891
David D. Jones(3)........    14,000       1.00%      $18.875        1/3/05    0           166,185          421,146
William J.
  Barrington(3)..........    10,000        .72%      $18.875        1/3/05    0           118,704          300,819
Robert C. Steinway(3)....    10,000        .72%      $18.875        1/3/05    0           118,704          300,819
Jim W. Dawson(3).........    10,400        .75%      $18.875        1/3/05    0           123,452          312,852
All Shareholders(5)......       N/A         N/A          N/A           N/A    0    $1,197,316,940   $3,034,236,206

(1) Non-qualified stock options were granted at 100% of the closing fair market value on the date of grant with a ten year option term. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the required withholding taxes.

(2) The options vest in increments of 12%, 12% and 76% on the first three anniversaries of the grant date, or earlier if there is a change in control of the Company. In addition, options will vest earlier for 18% of the shares when the per share price of the Common Stock attains $25.00 or annual net earnings of the Company exceed $2.00 per share, for an additional 18% of the shares when the per share price of the Common Stock attains $30.00 or annual net earnings of the Company exceed $2.35 per share, and for 24% of the shares when the per share price of the Common Stock attains $35.00 or annual net earnings of the Company exceed $2.70 per share.

(3) The options vest in increments of 30%, 30% and 40% on the first three anniversaries of the grant date, or earlier if there is a change in control of the Company.

(4)  Based on 1,395,850 options granted to 377 employees during 1995.

(5) The potential realizable values for all shareholders were calculated using the weighted average exercise price of option shares awarded during 1995 and the total outstanding shares of Common Stock on December 31, 1995. At 5% and 10% annual appreciation the value of the Common Stock would be approximately $31.68 per share and $50.44 per share, respectively, at the end of the 10-year period.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                     Number of Securities                        Value of
                             Number of            Underlying the Unexercised             Unexercised, In-the-Money
                             Shares                 Options at 12/31/95               Options Held at 12/31/95(1)
                             Acquired on       -------------------------------       -------------------------------
Executive                    Exercise          Exercisable       Unexercisable       Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------------------
Peter N. Larson                      0                  0            500,000                  0         $1,937,500
Jack F. Reichert                     0            126,450                  0          $ 843,944                  0
David D. Jones                       0             18,900             25,000            162,112            142,375
William J. Barrington                0             17,200             19,200            149,100            110,700
Robert C. Steinway                   0              8,580             14,820             75,052             81,547
Jim W. Dawson                        0             16,100             20,300            136,687            116,862

(1) Represents the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1995.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1995

                                                                                 Estimated Future Payouts Under
                                                                                  Non-Stock Price-Based Plans
Executive                                         Performance Period             Target                Maximum
-----------------------------------------------------------------------------------------------------------------
Peter N. Larson(1)                                1/1/96 - 12/31/98            $1,800,000              $2,400,000
David D. Jones                                    1/3/95 - 12/31/97            N/A                        300,000(2)
William J. Barrington                             1/3/95 - 12/31/97            N/A                        240,000(2)
Robert C. Steinway                                1/3/95 - 12/31/97            N/A                        180,000(2)
Jim W. Dawson                                     1/3/95 - 12/31/97            N/A                        195,000(2)

(1) Mr. Larson receives incentive awards pursuant to his employment agreement for the three-year period beginning January 1, 1996 and for subsequent three-year periods beginning immediately after the end of the prior period which have a value equal to 225% to 300% of his annual salary at the beginning of the three-year period depending on the achievement of performance goals. These awards are paid in Common Stock based on the price of Common Stock at the time the amount of the award is determined.

(2) These amounts are the maximum payments which may be paid if all the goals are achieved under the Strategic Incentive Plan, a bonus plan in which certain officers and key executives of the Company and its Divisions participate.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to the Company's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of the
Three Highest                                                        Retirement Income for
Consecutive Years'                                               Years of Participating Service
Earnings as a                             ---------------------------------------------------------------------
Participant                                   15                 20                  25                   30
---------------------------------------------------------------------------------------------------------------
 $ 300,000                                $ 99,000           $132,000           $  165,000           $  198,000
   600,000                                 198,000            264,000              330,000              396,000
   900,000                                 297,000            396,000              495,000              594,000
 1,600,000                                 528,000            704,000              880,000            1,056,000
 2,200,000                                 726,000            968,000            1,210,000            1,452,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions but excluding bonuses earned under the Strategic Incentive Plan), and age.

     The 1995 earnings used to calculate benefits under the salaried pension plans and the years of service of the officers named in the summary compensation table are: Messrs. Reichert $1,796,164, 30 years; Larson $600,000, 16 years; Jones $652,885, 14 years; and Dawson $372,309,

30 years. The foregoing amounts include the annual bonuses paid in 1995 for 1994 performance and differ from the amounts listed in the summary compensation table, which include the annual bonuses paid in 1996 for 1995 performance. In addition, Mr. Reichert received part of his 1995 bonus in 1995. Messrs. Barrington and Steinway do not participate in any salaried pension plan.

     If there is a change in control of the Company on or before April 1, 2001 and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of the Company, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of the Company, the participant's pension would not be reduced as a result of early retirement.

                             EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Larson which provides for his employment through April 1, 1998 at an annual salary of not less than $800,000 per year. The agreement will be extended for an additional three-year term and thereafter for successive additional one-year terms unless the Company or Mr. Larson elects not to extend the term at least six months before the new term otherwise would begin. The agreement provides for an annual bonus of up to 200% of salary based on the accomplishment of specified goals, which will be paid in a combination of cash and Common Stock of the Company. Pursuant to the Agreement Mr. Larson received an award of 149,079 shares of Common Stock and options to purchase 500,000 shares of Common Stock at $20 1/8 per share for ten years. Mr. Larson received an award of 30,802 shares of Common Stock under the agreement based on his 1995 performance, which will become fully vested on April 1, 1998 or earlier in the event of death, disability or a change in control of the Company.

     The agreement provides for long term incentive awards of Common Stock for the three-year period beginning January 1, 1996 and for subsequent three-year periods beginning immediately after the end of the prior period which have a value equal to 225% to 300% of his annual salary at the beginning of each three-year period depending on the achievement of performance goals. Mr. Larson is also entitled under the agreement to an annual award of options to purchase Common Stock which options are to have a value of $750,000 using the Black-Scholes pricing model. The agreement also provides that with some exceptions Mr. Larson shall participate in all benefit plans offered to the Company's Senior Executives during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by the Company.

     Mr. Larson may elect to defer receipt of cash or Common Stock compensation under his agreement. Cash amounts deferred either will be invested or will accrue interest at the prime rate in effect at the First National Bank of Chicago, or, if greater, at the Company's short term borrowing rate. Dividends on Common Stock which is deferred will be reinvested in additional shares of Common Stock unless Mr. Larson elects to receive the dividends on a current basis. Life insurance of three and one-half times Mr. Larson's base salary is to be maintained for him during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. Mr. Larson may elect to reduce the amount of life insurance provided to him and to receive the premiums which otherwise would have been paid for the insurance.

     If Mr. Larson's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Larson that as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, a change in control of the Company (as defined below), or breach by the Company of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) his salary for two years following termination at the rate in effect as of the date of termination and (ii) annual bonus and long term incentive awards for the two year period following termination based on performance to date extrapolated through the termination date and that non-performance restrictions on stock options shall lapse, performance restrictions on options shall lapse to the extent authorized by the Board of Directors, and options which are then exercisable or become exercisable because of the lapse of restrictions shall remain exercisable until the later of (i) their expiration or (ii) five years following termination of employment. The agreement prohibits competition with the Company by Mr. Larson during the term of the agreement and for two years thereafter and requires confidentiality on the part of Mr. Larson during and after the term of the agreement.

     The agreement provides that Mr. Larson will receive a pension from the Company as if he had been employed by the Company for an additional 15 years, reduced by the pension he receives from Johnson & Johnson, his former employer, and reduced by the amount of his Social Security benefit.

     Upon Mr. Larson's request after a change in control of the Company, the Company is required under the agreement to pay Mr. Larson any amount then held for him in a deferred compensation account, and to pay a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan. The definition of a change in control includes (i) the ownership of 30% or more of the outstanding voting stock of the Company by any person other than an employee benefit plan of the Company, (ii) a tender offer which has not been negotiated and approved by the Board of Directors of the Company for stock of the Company if (a) the offeror owns or has accepted for payment 25% or more of the outstanding voting stock of the Company or (b) the offer remains open three days before its stated termination date and if the offeror could own 50% or more of the outstanding voting stock of the Company as a result of the offer, or (iii) the failure of the Board of Directors' nominees to constitute a majority of the Board of Directors of the Company following a contested election of directors.

     Mr. Reichert retired as Chairman of the Board on October 1, 1995. The Company has agreed to provide him until October 1, 2010 with life insurance of three and one-half times his former base salary (less the face value of any policy released to him under the Split Dollar Life Insurance Plan). This obligation is being satisfied through the Split Dollar Life Insurance Plan. The Company also has agreed to provide Mr. Reichert with office space and secretarial service until October 1, 2000.

     The Company also has employment agreements with Messrs. Jones, Barrington, Steinway, and Dawson and certain other officers which provide that after a change in control of the Company each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the executive's annual salary immediately prior to the change in control, with the opportunity for regular increases, and incentive compensation, employee benefits and perquisites equivalent to those provided by the Company to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Mr. Larson's agreement described above. Within 60 days after a change in control, the Company is required to pay the executive a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan as of the end of the prior year.

     If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a reasonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or breach by the Company of the agreement, the executive would be paid a lump sum payment equal to (i) his or her salary for three years at the rate in effect as of the date of termination, (ii) a bonus of 50% of salary for each of the three years, and
(iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 50% of salary for each of the three years. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced proportionally. If the lump sum payments are paid, the executive shall be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years. The agreements prohibit competition with the Company by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on payments from the Company by reason of

Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement.

     The agreements provide that each executive may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his or her salary for two years at the rate in effect as of the date of termination, (ii) a bonus of 50% of salary for the two years, and
(iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 50% of salary for the two years. Also, the executive would be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the two years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit that would have accrued for the two years. If the executive attains age 65 during such two-year period, all of the foregoing payments will be reduced proportionally.

          PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1991 STOCK PLAN

GENERAL

     The Company's 1991 Stock Plan (the "1991 Plan"), which was approved by stockholders at the 1991 Annual Meeting of Stockholders, provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and other stock-based awards to management employees of the Company and its subsidiaries. The purpose of the 1991 Plan is to promote the long term financial interests and growth of the Company by (i) attracting and retaining management personnel, (ii) motivating management personnel by means of growth-related incentives; (iii) providing incentive compensation opportunities that are competitive with those of other major corporations, and
(iv) furthering the identity of interests of participants with those of the stockholders of the Company.

     On October 24, 1995, the Board of Directors of the Company adopted amendments to the 1991 Plan effective as of January 1, 1996, subject to the approval of stockholders. The amendments (a) increase the number of shares authorized and allotted to the 1991 Plan by an additional 6,200,000 shares of Common Stock and (b) provide that after January 1, 1996, no participant may receive awards of stock options and stock appreciation rights with respect to more than 300,000 shares of Common Stock in any calendar year under the 1991 Plan to ensure that such awards qualify as "performance-based compensation" that is fully deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors recommends approval of the amended and restated 1991 Plan by the Stockholders. If the 1991 Plan, as proposed to be amended, is not approved by stockholders, the Company intends to continue the 1991 Plan in its current form.

     A copy of the 1991 Plan as proposed to be amended and restated is set forth as Exhibit A to this Proxy Statement. The following descriptions are qualified in their entirety by reference to the full text of the amended and restated 1991 Plan set forth as Exhibit A.

     The amended 1991 Plan provides for the issuance of a maximum of 11,200,000 shares of Common Stock of the Company (subject to adjustment as described below). The shares may be authorized but unissued shares or treasury shares. Before the amendment in 1995 the 1991 Plan provided for the issuance of 5,000,000 shares of Common Stock, of which 3,341,625 shares are subject to outstanding awards and 795,349 shares are available for future grants. In addition, options for 1,817,655 shares have been granted subject to stockholder approval of the amended 1991 Plan. If the amended 1991 Plan is approved by stockholders, 5,177,694 shares will be available for future awards.

     Shares related to awards that expire unexercised or are forfeited, terminated, surrendered, cancelled, or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan, except for shares withheld to satisfy tax withholding requirements.

     The closing price of the Common Stock on March 5, 1996 as reported on the New York Stock Exchange Composite Tape was $23 per share.

ELIGIBILITY AND PARTICIPATION

     Participants in the 1991 Plan are selected by the Compensation Committee of the Board of Directors (the "Committee") which administers the Plan (see "Administration"). The 1991 Plan contemplates that awards will be granted to management employees, and that participants will be such employees of the Company and its subsidiaries, including officers of the Company, as from time to time are designated by the Committee. Approximately 500 employees are eligible to receive awards under the 1991 Plan. Directors of the Company are not eligible to participate unless they are also employees.

ADMINISTRATION

     Under the 1991 Plan and subject to the limitations thereunder, the Committee is authorized: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the 1991 Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 1991 Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the 1991 Plan or in any award granted thereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the 1991 Plan.

AMENDMENT AND TERMINATION

     The Board of Directors or the Committee may suspend or terminate the 1991 Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable, provided, however, that no such amendment shall be made, without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify the 1991 Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

     The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the 1991 Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

     In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the 1991 Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged. In the event of a spin-off, extraordinary dividend, or other distribution or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options or the terms of any outstanding stock appreciation rights.

     The awards under the 1991 Plan may provide that within 90 days after there is a change in control of the Company the participant may (a) exercise any outstanding options or SARs which would not then be exercisable by the participant absent the change in control, provided that with respect to certain officers such options or SARs have been outstanding for six months as of the date of exercise; (b) require the Company to release all restrictions on shares of restricted stock awarded to the participant; and (c) require the Company to pay the participant the fair value (prorated to the date of the change in control) of any other awards under the 1991 Plan then held by the participant. The definition of a change in control is the same as the definition in Mr. Larson's agreement described above.

STOCK OPTIONS

     Under the 1991 Plan, an employee to whom an option is granted will have the right to purchase the number of shares of Common Stock covered by the option, subject to the terms and provisions of the 1991 Plan. The option price to be paid by a participant is determined by the Committee and cannot be less than 100% of the fair market value of the Common Stock on the date on which the option in respect thereof is granted, provided, however, that the option price may be reduced below 100% of such fair market value to the extent that the participant forgoes current or deferred cash compensation in an amount equal to such reduction. The Committee may require options other than incentive stock options to be purchased by participants for a purchase price determined by the Committee.

     Under the 1991 Plan, the exercise price of an option is payable in cash, by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock, or by any combination of cash and such shares. Any option granted under the Plan will be exercisable for specified periods determined by the Committee.

STOCK APPRECIATION RIGHTS

     In addition, the 1991 Plan authorizes the Committee to grant stock appreciation rights ("SARs"). An SAR entitles its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

AWARDS OF RESTRICTED STOCK

     The 1991 Plan also permits the Committee to grant shares of restricted Common Stock to a participant subject to the terms and conditions imposed by the Committee ("restricted stock"). Each certificate for restricted stock will be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock. At the expiration of the restriction period, the Company shall redeliver to the participant (or the participant's legal representative) the certificates deposited. Except as provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

OTHER AWARDS UNDER THE 1991 PLAN

     Under the 1991 Plan, in addition to stock options, stock appreciation rights and restricted stock, participants may be awarded performance shares and other forms of awards that the Committee in its discretion may determine are consistent with the objectives and limitations of the 1991 Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or the degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any. The Committee may determine that all or a portion of each award may vest at such times and upon such terms as the Committee may select.

1996 AWARDS

     Options to purchase Common Stock were granted under the 1991 Plan during 1996, subject to obtaining stockholder approval for the amended 1991 Plan. Also, subject to obtaining stockholder approval for the amended 1991 Plan, the executive officers named in the summary compensation table above and certain other executive officers will be required to have 50% of their annual bonuses paid in unrestricted Common Stock under the 1991 Plan, receipt of which may be deferred, until they meet specified stock ownership guidelines established by the Company for executive officers and certain other management employees. After the executive officers satisfy the stock ownership guidelines, they still will be able to elect to be paid 50% of their bonus in Common Stock. Actual awards will depend upon the extent to which 1996 bonuses are earned and on the price of the Company's stock on the date of payment. Mr. Larson may receive a bonus of 200% of his salary depending on the Company's performance, and at least 50% of his bonus is payable in Common Stock whether or not the amended 1991 Plan is approved by the stockholders.

     If the amended 1991 Plan is approved by stockholders, the executive officers and certain other management employees will receive stock unit awards under the Brunswick Strategic Incentive Plan for the 1996-1997 performance period, which will be earned based on the performance of the Company and its Divisions. One stock unit is equal to one share of Common Stock, and participants will be required to receive Common Stock for their stock units until they satisfy the Company's stock ownership guidelines. Receipt of the Common Stock may be deferred. After they satisfy the guidelines, they may elect to receive either the Common Stock or the value of the Common Stock at the time of payment. Mr. Larson receives long term incentive awards for three year periods beginning January 1, 1996 as described on page 20, and under his employment agreement he is entitled to these awards whether or not the amended 1991 Plan is approved by the stockholders.

     The following table sets forth (a) the number of securities underlying options granted during 1996, (b) the number of shares of Common Stock payable in lieu of 50% of the maximum 1996 bonuses and (c) the maximum amount of Common Stock payable to Mr. Larson for the 1996-1998 incentive award and to other executive officers for 1996-1997 incentive awards, based on the closing price of the Common Stock on March 5, 1996:

                                                                                           Maximum Number
                                             Number of            Maximum Number            of Shares of
                                             Securities            of Shares of             Common Stock
                                             Underlying            Common Stock             Payable for
                                              Options              Payable for               Incentive
                                             Granted(1)            Annual Bonus                Awards
---------------------------------------------------------------------------------------------------------
Peter N. Larson                                 72,255                34,783                   104,348
David D. Jones                                  60,000                 9,783                    19,252
William J. Barrington                           48,000                 7,826                    15,402
Robert C. Steinway                              41,400                 6,739                    13,263
Jim W. Dawson                                   40,000                 6,522                    12,835
Executive Group                                511,855                86,196                   238,501
Non-Executive Officer Employee Group         1,305,800                 5,435                   133,944

---------------
(1) The options expire on January 2, 2006 and have an exercise price of $23.375 per share, except for options to purchase 50,000 shares which have an exercise price of $24.00 per share and expire on February 21, 2006. The options are exercisable with respect to 30% of the shares when the price per share of the Common Stock attains $30.00 or annual net earnings of the Company exceed $2.35 per share, with respect to an additional 30% of the shares when the price per share of the Common Stock attains $35.00 or annual net earnings of the Company exceed $2.70 per share, and with respect to the remaining 40% of the shares when the price per share of the Common Stock attains $40.00 or annual net earnings of the Company exceed $3.05 per share. Any portion not exercisable prior to January 2, 1999 will become exercisable on that date, except for the options to purchase 50,000 shares at $24.00 per share which will become exercisable on February 21, 1999 if they are not exercisable prior to such date. In addition, Mr. Larson's options become exercisable with respect to 30% of the shares on each of January 2, 1997 and January 2, 1998 to the extent the options were not already exercisable with respect to such shares. The options are also exercisable earlier if there is a change in control of the Company.

AMENDMENT LIMITING NUMBER OF SHARES

     In August 1991, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, limiting the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to each of its chief executive officer and the four other most highly compensated officers at the end of the corporation's fiscal year. Section 162(m) and regulations issued thereunder by the Internal Revenue Service provide, however, that the deduction limit does not apply to "qualified performance-based compensation" meeting the following requirements: (a) the compensation must be payable solely on account of the attainment of one or more pre-established performance goals, (b) the performance goals must be established by a compensation committee comprised solely of two or more outside directors,
(c) the material terms of the performance goals must be disclosed to and approved by stockholders before any compensation is paid, and (d) the compensation committee must certify in writing that the performance goals have been satisfied before any compensation is paid.

     The Board of Directors has determined that it is desirable, to the extent possible, to assure full deductibility of stock options and stock appreciation rights granted under the 1991 Plan. The regulations issued by the Internal Revenue Service provide that compensation attributable to a stock option or stock appreciation right is deemed to be payable on account of pre-established performance goals if, among other things, the underlying plan includes a per-employee limitation on the number of shares for which stock options or stock appreciation rights may be granted during a specified period. The proposed amendment to the 1991 Plan states that effective January 1, 1996, no participant may receive awards of stock options and stock appreciation rights with respect to more than 300,000 shares of Common Stock under the 1991 Plan in any calendar year.

FEDERAL INCOME TAX CONSIDERATIONS

     The discussion which follows is a summary, based on current law, of some significant federal income tax considerations relating to stock options awarded under the 1991 Plan. A participant who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Generally, upon exercise of a non-qualified option by an employee, the difference between the option price and the fair market value of the Common Stock will be considered ordinary income at the time of exercise. Upon exercise of an incentive stock option (as defined in the Code), although no taxable income will be recognized by the participant and the Company is not entitled to a tax deduction by reason of such exercise, the excess of the fair market value on the date of exercise over the exercise price is treated by the participant as an item of tax preference for alternative minimum tax purposes. If shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option price will be considered ordinary income. Generally the Company is entitled to an income tax deduction for any compensation income taxed to the participant.

     The Company may withhold amounts from participants to satisfy withholding tax requirements. Subject to the consent of the Committee, participants may have Common Stock withheld from awards or may tender Common Stock back to the Company to satisfy withholding tax requirements.

VOTE REQUIRED FOR APPROVAL OF THE 1991 AMENDED AND RESTATED PLAN

     The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the amended and restated 1991 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL TO APPROVE 1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors has adopted the 1995 Stock Plan for Non-Employee Directors (the "1995 Plan"), subject to obtaining the approval of stockholders. The 1995 Plan provides for awards of Common Stock to the non-employee directors as their principal compensation from the Company and provides for the conversion of the July 25, 1995 present value of the accrued benefits under the terminated non-employee directors' pension plan of non-employee directors elected prior to July 25, 1995 into Common Stock. The purpose of the 1995 Plan is to compensate non-employee directors primarily with Common Stock of the Company so as to increase their proprietary interest in the Company and their identification with the interests of the Company's stockholders.

     A copy of the 1995 Plan is set forth as Exhibit B to this Proxy Statement. The following descriptions are qualified in their entirety by reference to the full text of the 1995 Plan set forth as Exhibit B.

TERMINATION OF PENSION PLAN

     The Board of Directors on July 25, 1995 terminated the non-employee directors' pension plan and, subject to obtaining stockholder approval of the 1995 Plan, resolved to convert the July 25, 1995 present value of the accrued pension benefits at retirement of the eight non-employee directors into Common Stock using the unisex 1983 Group Annuity Mortality table and a discount rate of 6%. The Common Stock will be paid to each non-employee director after retirement. Under the terminated pension plan each non-employee director was entitled to an annual pension of $25,000 per year, provided the non-employee director had satisfied specified age and years of service requirements. If any of the 8 non-employee directors entitled to Common Stock retires from the Board of Directors before satisfying the specified age and years of service requirements, the Common Stock payable to the director will be reduced to the July 25, 1995 present value of the reduced pension benefit to which the non-employee director would have been entitled. If a non-employee director dies before receiving the Common Stock, it will be paid to a named beneficiary.

     If the stockholders do not approve this proposal, the non-employee directors' pension plan still will be terminated, and the non-employee directors will be paid immediately in cash a total of $903,579, the July 25, 1995 present value of the vested portion of their accrued pension benefits.

ANNUAL AWARDS

     The 1995 Plan provides that non-employee directors will be paid their annual retainer fees (currently $25,000) and annual fees for serving as the chair of a Board committee (currently $5,000) in Common Stock. These fees will be paid monthly based on the closing market price of the Common Stock as reported on the New York Stock Exchange Composite Tape on the last business day of each month. These fees have been accrued in Common Stock since August 1995 and dividends on this Common Stock have been accrued as reinvested in additional Common Stock. If the 1995 Plan is not approved by stockholders, the non-employee directors will be paid the cash amount of those fees plus the cash amount of the accrued dividends.

     The 1995 Plan also provides that beginning in April 1996 non-employee directors may elect to be paid their meeting fees, which are currently $1,500 per Board or committee meeting, in Common Stock. These elections must be made six months in advance and can only be terminated with six months advance notice.

AWARD TO NEW DIRECTORS

     The 1995 Plan provides that non-employee directors elected to the Board of Directors for the first time after July 25, 1995 will receive an award of Common Stock equal to the annual retainer then being paid to non-employee directors (currently $25,000). Forty percent of the award will vest six months after the date the non-employee director was first elected to the Board of Directors and 20% of the award will vest on each of the first three annual anniversaries of the date the non-employee director first was elected to the Board of Directors.

DEFERRAL

     Payment of the Common Stock as awards to new non-employee directors and as a result of the termination of the non-employee directors' pension plan will be deferred until the non-employee directors' retirement from the Board. The non-employee directors also will be able to defer the payment of the Common Stock for their annual retainer, committee chair and meeting fees until after retirement. Dividends on deferred Common Stock will be reinvested in additional deferred shares of Common Stock, except that dividends in the form of securities shall be deferred to the same extent as Common Stock. The deferred Common Stock, including the additional shares acquired through reinvestment of dividends, will be paid in one lump sum after retirement or in up to 15 annual installments, depending on the non-employee directors' elections.

NEW PLAN BENEFITS

     The following table sets forth the shares of Common Stock payable to non-employee directors for termination of the non-employee directors' pension plan, new director awards, and 1996 annual retainer, committee chair and meeting fees, assuming stockholder approval of the 1995 Plan, election by 4 non-employee directors to be paid meeting fees in Common Stock, and

8 meetings of the Board of Directors and 18 meetings of its committees after April 1, 1996 and based on the closing price of the Common Stock on March 5, 1996.


                                           Common Stock      Common Stock       Common Stock
                                           Payable for       Payable for        Payable for
                                           Termination of    Awards to          Annual Retainer, Committee
Group                                      Pension Plan      New Directors      Chair and Meeting Fees
-----------------------------------------------------------------------------------------------------------
All non-employee directors                 81,051            3,287             17,804
-----------------------------------------------------------------------------------------------------------

CHANGE OF CONTROL

     In the event of a change in control of the Company which occurs after stockholder approval of the 1995 Plan, the entire amount of all deferred Common Stock for the annual, committee chair and meeting fees, retirement benefits and new director awards shall be paid to the non-employee directors at the time of the change in control of the Company without any reduction. The definition of a "change in control" is the same as the definition in Mr. Larson's employment agreement described above.

NON-TRANSFERABILITY

     No award under the 1995 Plan, and no interest therein, shall be transferable by the participant otherwise than by the designation of a beneficiary to receive the non-employee director's benefits in the event of death or by will or the laws of descent and distribution. Any purported transfer contrary to this provision will nullify the award.

ADMINISTRATION

     The 1995 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. Under the 1995 Plan and subject to the limitations thereunder, the Committee is authorized to interpret and administer the 1995 Plan, except that the Committee shall have no power to determine the eligibility for awards or the timing, amount or terms of awards to be granted to any director.

AMENDMENT OR TERMINATION OF THE 1995 PLAN

     The Board of Directors may, at any time, amend or terminate the 1995 Plan provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. No such amendment shall, without stockholder approval, increase the size of awards under the 1995 Plan or modify the requirements for eligibility to receive awards under the 1995 Plan. Also, no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange under which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of directors affected thereby or make any change that would disqualify the 1995 Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

NUMBER OF SHARES AUTHORIZED AND CHANGES IN CAPITALIZATION

     The total number of shares of Common Stock which may be awarded under the Plan is 250,000 subject to adjustment as described below. Shares related to awards that are forfeited, terminated, surrendered, or cancelled in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the 1995 Plan. In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, dividend, split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered, available for offer, or deferred under the Plan the number and kind of shares into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged.

VOTE REQUIRED FOR APPROVAL OF THE 1995 PLAN

     The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the 1995 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has appointed Arthur Andersen LLP ("Andersen"), independent public accountants, auditors for the Company and its subsidiaries for the year 1996. The Board of Directors recommends to the stockholders that the appointment of Andersen as auditors for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of Andersen, the selection of auditors will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Andersen are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may be considered at the Meeting.

     The entire expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, the Company has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by the Company. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy for the 1997 Annual Meeting must be received by the Company at its offices at 1 N. Field Ct., Lake Forest, Illinois 60045-4811, Attention: Secretary, no later than November 19, 1996 and must otherwise meet the requirements of those rules.

CONFIDENTIAL VOTING POLICY

     The Board of Directors has a Confidential Voting Policy that all stockholder proxies, ballots and voting materials which identify the votes of specific stockholders shall be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties except in certain limited circumstances.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                        By order of the Board of Directors,

                                       /s/ Dianne M. Yaconetti
                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 19, 1996

                                                                       EXHIBIT A

                             BRUNSWICK CORPORATION

                            AMENDED 1991 STOCK PLAN

 (ALL CHANGES TO BE EFFECTED BY THE PROPOSED AMENDMENTS ARE SHOWN IN BOLD FACE TYPE.)

     1. Purpose. The purpose of the Brunswick Corporation 1991 Stock Plan (the "Plan") is to promote the long term financial interests and growth of Brunswick Corporation (the "Company") by (a) attracting and retaining management personnel, (b) motivating management personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations, and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

     2. Definitions.  The following definitions are applicable to the Plan:

          "Affiliate" means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

          "Committee" means the Compensation Committee of the Board of Directors of the Company.

          "Common Stock" means the Common Stock, par value $.75 per share, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

          The "fair market value" of the Common Stock shall be determined in accordance with procedures established by the Committee.

          "Participant" means any management employee of the Company or an Affiliate selected by the Committee.

          "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

          "Section 16(b)" means Section 16(b) of the Securities Exchange Act of 1934, as amended.

     3. Limitation on Aggregate Shares. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 11,200,000 shares, except for adjustments provided for in paragraph 5(c) of the Plan and provided, however, that shares related to awards that expire unexercised or are forfeited, surrendered, terminated, cancelled, or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan, except for shares withheld pursuant to paragraph 5(d) of the Plan. Such 11,200,000 shares of Common Stock may be authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

     4. Awards. The Committee may grant to participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards. THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AS TO WHICH A PARTICIPANT MAY RECEIVE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS UNDER THE PLAN IN 1996 OR IN ANY SUBSEQUENT CALENDAR YEAR IS 300,000 SUBJECT TO THE PROVISIONS OF SECTION 5(C) HEREOF.

        (a) Options.

             (i) Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

             (ii) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the fair market value of a share of Common Stock on the date of grant, provided, however, that the option price may be reduced below 100% of such fair market value to the extent that the participant forgoes current or deferred cash compensation in an amount equal to such reduction, and provided that in no event shall the option price be less than the par value.

             (iii) The Committee may require options other than ISOs to be purchased by participants for a purchase price determined by the Committee.

             (iv) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

             (v) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and Common Stock or
        (D) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by the participant, shares of Common Stock may be issued directly to the participant's broker or dealer upon receipt of the option price in cash from the broker or dealer).

        (b)  SARs.

             (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

             (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

             (iii) Officers who are subject to Section 16(b) must comply with the requirements of Rule 16b-3 when exercising SARs.

        (c)  Restricted Stock.

             (i) The Committee may award to any participant shares of Common Stock, subject to this paragraph 4(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

             (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for the restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock. At the expiration of the restriction period, the Company shall redeliver to the participant (or the participant's legal representative) the certificates deposited pursuant to this paragraph.

             (iii) Except as provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

        (d) Other Awards. Other awards, including, without limitation, performance shares and other forms of awards measured in whole or in part by the value of shares, the performance of the participant or the performance of the Company, may be granted under the Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or the degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

     5. Miscellaneous Provisions.

          (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that such action will not prevent the Plan from complying with Rule 16b-3, delegate any of its authority hereunder to such persons as it deems appropriate.

          (b) Non-Transferability. No award under the Plan, and no interest therein, shall be transferable by the participant otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (but only if permitting such transfer will not affect the status of the award under the
     Code). Any purported transfer contrary to this provision will nullify the award.

          (c) Changes in Capitalization and Similar Changes. In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the company shall be so changed or for which such shares shall be so exchanged. The Committee in its sole discretion shall make any equitable adjustments as may be necessary. No fraction of a share of Common Stock shall be delivered if an adjustment in the number of shares is necessary. In the event of a spin-off, extraordinary dividend or other distribution or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options or the terms of any outstanding SARs.

          (d) Tax Withholding. The Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of Common Stock received pursuant to an award or deliver to the Company previously acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the Company's withholding tax obligations for the participant associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

          (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

          (f) Rights to Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

          (g) Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made, without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

          The Company may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

        (h) Change in Control. "Change in Control" of the Company means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

             (i) any "person" as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock.

             (ii) a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

                  (A) any time during the offer when the person (using the
             definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

                  (B) three business days before the offer is to terminate
             unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates; or

             (iii) individuals who were the Board of Directors' nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following the election.

     The Committee may provide in any award that in the event of a Change in Control, the participant may (a) exercise any outstanding Options or SARs which would not then be exercisable by the participant absent the Change in Control, provided that with respect to officers subject to Section 16(b) such Options and SARs have been outstanding for six months as of the date of exercise; (b) require the Company to release all restrictions on shares of restricted stock awarded to the participant; and (c) require the Company to pay the participant the fair value (prorated to the date of the Change in Control) of any other awards under the Plan then held by the participant.

                                                                       EXHIBIT B

                             BRUNSWICK CORPORATION

                                1995 STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     1. PURPOSE OF THE PLAN. The purpose of the Brunswick Corporation 1995 Stock Plan for Non-Employee Directors ("Plan") is to compensate non-employee directors of Brunswick Corporation ("Company") primarily with Common Stock, par value $.75 per share ("Common Stock"), of the Company so as to increase their proprietary interest in the Company and their identification with the interests of the Company's stockholders ("Stockholders"). The Plan shall become effective as of August 1, 1995, provided it is approved by the Stockholders at the 1996 Annual Meeting of Stockholders.

     2. ANNUAL FEES. Each non-employee director shall be paid in Common Stock the annual retainer fee and the fee for serving as the chairperson of a committee of the Board of Directors authorized by the Board of Directors. Such fees should be paid monthly in arrears on the last business day of each month beginning with fees paid for August, 1995. The Common Stock for the fees will not be distributed to the directors until the Plan is approved by the Stockholders, and until such approval is obtained, the dividends on the Common Stock will be reinvested in additional shares of Common Stock. If stockholder approval is not obtained, the directors will be paid the cash amount of the fees and the cash amount of the dividends.

     3. MEETING FEES. Each non-employee director may elect on forms provided by the Company to be paid in Common Stock for the fees authorized by the Board of Directors for attending meetings of the Board of Directors and its committees. The Common Stock for such fees shall be determined on the last business day of each month. Such elections must be made in writing six months in advance and shall continue until terminated. Elections may be terminated upon six months advance written notice.

     4. NEW DIRECTORS' AWARDS. Each non-employee director elected to the Board of Directors for the first time after July 25, 1995, will receive an award in Common Stock equal to the amount of the annual retainer fee then being paid to non-employee directors. The number of shares will be determined on the date the non-employee director first is elected to the Board of Directors. Forty percent of this award will vest six months after the date the director first was elected to the Board of Directors and 20% of the award will vest on each of the first three annual anniversaries of the date the director first was elected to the Board of Directors.

     5. FAIR MARKET VALUE. The "Fair Market Value" of the Common Stock shall be the reported closing price for the Common Stock on the New York Stock Exchange Composite Tape for the applicable date. The number of shares of Common Stock which a non-employee director is to receive for annual retainer, committee chair and meeting fees and for a new director award shall be determined by dividing the applicable amount by the Fair Market Value on the applicable date, and any fractional shares shall be rounded up or down to the nearest whole number with the fraction 1/2 being rounded up.

     6. RETIREMENT BENEFITS. Each non-employee director elected prior to July 25, 1995 shall receive after retirement Common Stock which has a Fair Market Value on July 25, 1995 equal to the July 25, 1995 present value of the director's retirement benefits at retirement under the non-employee directors' pension plan (the "Pension Plan") using the unisex 1983 Group Annuity Mortality table and a discount rate of 6%, provided the director at retirement has satisfied the age and service requirements specified in the Pension Plan. If the director retires before satisfying these requirements, the Common Stock payable to the director will be reduced by the same percentage as the director's benefit under the Pension Plan would have been reduced.

     7. DEFERRAL. Payment of the Common Stock as awards to new directors and as a result of the termination of the directors' pension plan will be deferred until the director's retirement from the Board. The directors also will be able to defer the payment of the Common Stock for their annual retainer, committee chair and meeting fees until after retirement. Dividends on deferred Common Stock will be reinvested in additional shares of Common Stock, except that dividends in the form of securities shall be deferred to the same extent as Common Stock. The deferred Common Stock, including the additional shares acquired through reinvestment of dividends, will be paid to each non-employee director in one lump sum after retirement unless the director elects one year prior to retirement to have the deferred Common Stock paid after retirement in up to 15 annual installments.

     8. CHANGE OF CONTROL. In the event of a Change in Control of the Company which occurs after stockholder approval of the 1995 Plan, the entire amount of all deferred Common Stock for the annual, committee chair and meeting fees, retirement benefits and new director awards shall be paid to the non-employee directors at the time of the Change in Control of the Company without any reduction. A "Change in Control" of the Company means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

          (i) any "person" as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock.

          (ii) a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

              (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

              (B) three business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates; or

        (iii) individuals who were the Board of Directors' nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following the election.

     9. NON-TRANSFERABILITY. No award under the Plan, and no interest therein, shall be transferable by the participant otherwise than by the designation of a beneficiary to receive the director's benefits in the event of death or by will or the laws of the descent and distribution. Any purported transfer contrary to this provision will nullify the award.

     10. ISSUANCE OF STOCK. As promptly as practical following each award of Common Stock, the Company shall issue to each Director Common Stock certificates for the shares awarded which have not been deferred pursuant to Section 7. Common Stock issued pursuant to the Plan may be authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The Common Stock issued to each Director shall not be subject to any restrictions.

     11. NUMBER OF SHARES. The aggregate number of shares of Common Stock which may be awarded under the Plan shall not exceed 250,000, except for adjustments provided for in this Section 11. Shares related to awards that are forfeited, surrendered, terminated, or cancelled in such manner that all or some of the shares covered by an award are not issued to a director shall immediately become available for additional awards under the Plan. In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, split-up, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then available for award or deferred under the Plan the numbers and kind of shares of stock or securities into which shares shall be so exchanged.

     12. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee shall have full power, discretion and authority to interpret and administer the Plan, except that the Committee shall have no power to determine the eligibility for awards or the number of shares of Common Stock or timing or value of awards to be granted to any Director. The Committee's interpretations and actions shall, except as otherwise determined by the Board of Directors, be final, conclusive and binding on all persons for all purposes.

     13. PAYMENTS IN THE EVENT OF DEATH. If a non-employee director dies before payment of his or her deferred Common Stock commences, all of his or her deferred Common Stock shall be distributed to his or her Beneficiary (as described below), as soon as practicable after his or her death, in a lump sum. If a non-employee director dies after payment of his or her deferred Common Stock has commenced but before the entire balance of such deferred Common Stock has been distributed, the remaining deferred Common Stock shall be distributed to his or her Beneficiary, as soon as practicable after his or her death, in a lump sum. For the purposes of the Plan, a non-employee director's "Beneficiary" is the person or persons the non-employee director designates, which designation shall be in writing, signed by the non-employee director and filed with the Committee prior to the non-employee director's death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the non-employee director's deferred Common Stock shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the non-employee director, the Beneficiary shall be the non-employee director's estate.

     14. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors may, at any time, amend or terminate the Plan provided, however, that the Plan may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No such amendment shall, without stockholder approval, increase the size of awards under the Plan or modify the requirements for eligibility to receive awards under the Plan. Also, no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of directors affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

     15. NO RIGHT TO RENOMINATION. Nothing in the Plan or in any award shall confer upon any director the right to be nominated for reelection to the Board.

--------------------------------------------------------------------------------

     PROXY
     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK
     CORPORATION                                            BRUNSWICK LOGO

         The undersigned hereby appoints P. N. Larson, P. B. Hamilton, and
     D. M. Yaconetti, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 24, 1996 or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

      1. ELECTION OF DIRECTORS            / / FOR the following nominees: P. Harf, B.      / / WITHHOLD AUTHORITY to vote for
                                              K. Koken, P. N. Larson, J. W. Lorsch, and        all nominees or their alternates
                                              K. Roman (except as marked to the con-
                                              trary) or for alternate(s) designated
                                              by the Board of Directors

(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

     ---------------------------------------------------------------------

2. Approval of Amended and Restated 1991
   Stock Plan                                    FOR / / AGAINST / / ABSTAIN / /

3. Approval of 1995 Stock Plan for
   Non-Employee Directors                        FOR / / AGAINST / / ABSTAIN / /

4. Ratification of Auditors                      FOR / / AGAINST / / ABSTAIN / /

5. In their discretion on such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

    PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
              (Continued from other side)

     Dated                              , 1996
          ------------------------------

     ----------------------------  ---------------------------------------
     (Signature of Stockholder)    (Signature ofStockholder)




     Please sign as your name or names appear above, date and mail this proxy promptly in the enclosed return envelope. If your stock is held in joint tenancy, both joint tenants must sign. Executors, administrators, trustees, etc. should give full title as such. If executed by a corporation, a duly authorized officer should sign.
--------------------------------------------------------------------------------

PROXY                                                                      PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BRUNSWICK CORPORATION

 The undersigned hereby appoints P.N. Larson, P.B. Hamilton, and D.M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 24, 1996 or any adjournment thereof.

 BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING HARRIS TRUST AND SAVINGS BANK, THE TRUSTEE FOR THE BRUNSWICK EMPLOYEE STOCK OWNERSHIP PLAN, AND MELLON BANK N.A., THE TRUSTEE FOR THE BRUNSWICK RETIREMENT SAVINGS PLANS AND THE SEA RAY EMPLOYEES' STOCK OWNERSHIP AND PROFIT SHARING PLAN, TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THESE PLANS. THE TRUSTEES WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. IF YOU DO NOT RETURN THIS FORM BY APRIL 22, 1996, THE TRUSTEES WILL VOTE YOUR SHARES (EXCEPT FOR SHARES ACQUIRED WITH TAX CREDIT CONTRIBUTIONS) IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                             BRUNSWICK CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                                                                                 ]


                                                   FOR ALL
                                    FOR  WITHHELD  EXCEPT NOMINEE(S) WRITTEN BELOW                              FOR AGAINST ABSTAIN
1.  Election of Directors--         / /    / /     / /                                3. Approval of 1995 Stock  / /   / /     / /
    Nominees: P. Harf, B.K. Koken,                                                       Plan for Non-Employee
    P.N. Larson, J.W. Lorsch and                   _______________________________       Directors.
    K. Roman

                                    FOR  AGAINST   ABSTAIN                                                      FOR AGAINST ABSTAIN
2. Approval of Amended and          / /    / /       / /                              4. Ratification of         / /   / /     / /
   Restated 1991 Stock Plan.                                                             Auditors.

          A VOTE FOR ITEMS 1, 2, 3 AND 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS.    5. In their discretion on such other business
                                                                                         as may properly come before the meeting.

                                                                                           ________________________________________
                                                                                           Signature

                                                                                           Dated: ___________________________, 1996
                                                                                           NOTE: Please sign exactly as name appears
                                                                                           on this proxy, date and mail this proxy
                                                                                           promptly in the enclosed return envelope
                                                                                           so that it is received prior to the
                                                                                           meeting. These confidential voting
                                                                                           instructions will be seen only by
                                                                                           authorized personnel of the trustees and
                                                                                           their tabulator.
